Exhibit 99.2

Contact:

Brent Turner

Co-President

(615) 861-6000

Acadia Healthcare Company, Inc. Announces Closing of

Public Offering of Common Stock and Exercise of Over-Allotment Option

FRANKLIN, Tennessee, December 20, 2011 — Acadia Healthcare Company, Inc. (“Acadia” or the “Company”) (NASDAQ: ACHC) today announced that it has closed its previously announced registered public offering of 8,333,333 shares of its common stock at a price to the public of $7.50 per share. Prior to closing, the underwriters exercised in full their option to purchase an additional 1,249,999 shares of common stock from the Company. As a result, the total offering size was 9,583,332 shares of common stock.

Acadia received approximately $67.6 million in net proceeds from the offering, after deducting underwriting discounts and commissions and estimated expenses of the offering. Acadia expects to use the net proceeds from the offering principally to fund its acquisition strategy, and otherwise for general corporate purposes, which may include the repayment of debt.

Jefferies & Company, Inc. and Citigroup acted as joint book-running managers for the offering. Raymond James & Associates, Inc., RBC Capital Markets, LLC and Avondale Partners, LLC acted as co-managers of the offering.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission on December 14, 2011. The offering was made only by means of a prospectus, copies of which may be obtained from Jefferies & Company, Inc. at 520 Madison Avenue, 12th Floor, New York, NY, 10022, Attention: Equity Syndicate Prospectus Department, by calling (877) 547-6340 or by emailing Prospectus_Department@Jefferies.com or from Citigroup, Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, New York, 11220, Attention: Prospectus Department, by calling (800) 831-9146 or by emailing batprospectusdept@citi.com. The final prospectus may also be obtained on the Securities and Exchange Commission’s website at http://www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of any offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Acadia

Founded in December 2005, Acadia is a provider of inpatient behavioral health care services. Acadia operates a network of 34 behavioral health facilities with approximately 1,950 licensed beds in 18 states. Acadia provides psychiatric and chemical dependency services to its patients in a variety of settings, including inpatient psychiatric hospitals, residential treatment centers, outpatient clinics and therapeutic school-based programs.

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